EXHIBIT 11

                           GREENMAN TECHNOLOGIES, INC.

                     STATEMENT REGARDING NET LOSS PER SHARE

                                FEBRUARY 28, 1997



                                                        THREE MONTHS                  NINE  MONTHS
                                                           ENDED                          ENDED
                                                     FEBRUARY  29, 1996             FEBRUARY 29, 1996
                                                     -------------------            -----------------


Net loss..........................................      $ (281,576)                    $ (763,950)
                                                        ===========                    ===========

    Shares used in calculation of loss per share:

    Weighted Common shares outstanding pre-IPO (1)(2)           --                       1,839,314

    Weighted Common shares outstanding post-IPO          4,962,297                       2,700,909
                                                         ---------                       ---------

                                                         4,962,297                       4,540,223
                                                         =========                       =========

Net loss per share................................        $ (.06)                          $ (.17)
                                                          =======                          =======



                                                        Three Months                  Nine  Months
                                                          Ended                          Ended
                                                     February 28, 1997             February 28, 1997
                                                     ------------------            -----------------


Net loss..........................................      $ (1,341,209)                $ (3,498,550)
                                                        =============                =============

Shares used in calculation of loss per share:

Weighted average common shares outstanding               5,623,483                       5,388,710
                                                         =========                       =========

Net loss per share................................        $ (.24)                          $ (.65)
                                                          =======                          =======





(1) Includes all common shares outstanding prior to the initial public offering in accordance with the Staff Accounting Bulletin.

(2) Includes common equivalent shares outstanding as follows: (i) 500,000 shares of Class A convertible preferred stock convertible into 500,000 shares of common stock; (ii) 259,000 shares of common stock issued pursuant to convertible debt at the closing of the initial public offering; (iii) 695,000 shares issuable pursuant to outstanding stock options and warrants; and (iv) 300,000 shares of Class B convertible preferred stock convertible into 300,000 shares of common stock. All of these shares were issued or have exercise prices per share which are less than the initial public offering price per share. The treasury stock method was not used in calculating common equivalent shares.